Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2005, except for the restatement described in Note 1 to the consolidated financial statements included in the 2005 Form 10-K (not presented in the 2006 Form 10-K) as to which the date is March 30, 2006, relating to the consolidated financial statements and financial statement schedule, which appears in ION Geophysical Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, TX
December 20, 2007